Exhibit 99.1

FOR IMMEDIATE RELEASE

VIA PHARMACEUTICALS ANNOUNCES $25 MILLION PRIVATE

PLACEMENT OF COMMON STOCK

San Francisco, CA, June 29, 2007 – VIA Pharmaceuticals, Inc. (NASDAQ: VIAP), a biotechnology company focused on the development of compounds for the treatment of cardiovascular disease, announced today that it has entered into a securities purchase agreement with various institutional and other accredited investors pursuant to which VIA has agreed to issue an aggregate of 10,288,065 shares of common stock for a total purchase price of approximately $25 million, before placement agent fees and offering expenses.

The financing was approved by VIA’s board of directors (following a recommendation by a special committee of disinterested independent directors). VIA’s majority stockholder, Bay City Capital Fund IV, L.P., has also approved the transaction.

Under NASD Marketplace Rule 4350(i)(1)(D)(ii), stockholder approval is required for issuances of securities in an amount greater than 20% of VIA’s outstanding common stock for a purchase price of less than the greater of book or market value. Although VIA has obtained stockholder approval for the transaction, under Rule 14(c) under the Securities and Exchange Act of 1934, this approval will only become effective 21 days after VIA mails an information statement to its stockholders disclosing that it has obtained stockholder approval for the private placement.

In order to comply with Rule 4350(i)(1)(D)(ii), the private placement will be completed in two closings. In the first closing, VIA will issue 1,885,125 shares of common stock for an aggregate purchase price of approximately $4.58 million. The first closing does not require stockholder approval and is expected to occur on or about July 2, 2007, subject to satisfaction of customary closing conditions. Under the terms of the securities purchase agreement, the second closing will occur promptly following the effective date of the stockholder approval for the private placement. At the second closing, VIA will issue the remaining 8,402,940 shares of common stock for an aggregate purchase price of approximately $20.42 million.

Lazard Frères & Co. LLC served as VIA’s lead placement agent for the offering and Rodman & Renshaw, LLC and ThinkEquity Partners LLC served as co-placement agents. Latham & Watkins LLP served as legal counsel to the Company in connection with the financing.

After fees and estimated offering expenses, VIA expects to receive net proceeds of approximately $23.2 million from the financing, which VIA intends to use to continue its research, development and commercialization activities. Following the closings of the private placement and based on the Company’s current estimated cash burn rate of approximately $1.6—$1.7 million per month, the Company currently estimates that its cash on hand will be sufficient to fund its operating expenses for at least the next twelve months.

The securities to be issued in the private placement have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws and may not be offered or sold in the United States absent registration with the Securities and Exchange Commission (“SEC”) or an applicable exemption from the registration requirements of the Securities Act. The shares were offered and are being sold only to a limited number of institutional and accredited investors. The Company has agreed to file a registration statement with the SEC covering the resale of the common stock issued in the private placement.

This press release does not constitute and offer to sell or the solicitation of an offer to buy any security.

About VIA Pharmaceuticals, Inc.

VIA Pharmaceuticals, Inc. is a biotechnology company focused on the development of compounds for the treatment of cardiovascular disease. VIA is building a pipeline of small-molecule drugs that target inflammation in the blood vessel wall, an underlying cause of atherosclerosis and its complications, including heart attack and stroke. VIA’s lead drug candidate, VIA-2291, is in two concurrent Phase II clinical studies in patients with cardiovascular disease. VIA is headquartered in San Francisco, CA. For more information, visit: www.viapharmaceuticals.com.

Forward-Looking Statements

This press release may contain “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to future events or to VIA’s future financial performance and involve known and unknown risks, uncertainties and other factors that may cause VIA’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. In some cases, you can identify forward-looking statements by the use of words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue” or the negative of these terms or other comparable terminology. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond VIA’s control and which could materially affect actual results, levels of activity, performance or achievements. Factors that may cause actual results to differ materially from current expectations include, but are not limited to:

•	our ability to satisfy the closing conditions for the second closing of the private placement to occur;

•	our ability to meet the initial listing criteria and retain our listing on the NASDAQ Capital Market;

•	our ability to obtain necessary financing;

•	our ability to control our operating expenses;

•	our ability to recruit and enroll patients for the CEA and ACS clinical trials;

•	our ability to successfully complete our clinical trials of VIA-2291 on expected timetables and the outcomes of such clinical trials;

•	our ability to obtain necessary FDA approvals, our ability to successfully commercialize VIA-2291;

•	our ability to obtain and protect our intellectual property related to our product candidates;

•	our potential for future growth and the development of our product pipeline;

•	our ability to form and maintain collaborative relationships to develop and commercialize our product candidates;

•	general economic and business conditions; and

•

the other risks described under “Risk Factors” in VIA Pharmaceuticals, Inc.’s (formerly Corautus Genetics Inc.) Definitive Proxy Statement on Schedule 14A, which was filed with the SEC on May 10, 2007 (as subsequently supplemented).

All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements set forth above. Forward-looking statements speak only as of the date they are made, and VIA undertakes no obligation to update publicly any of these statements in light of new information or future events.

Contact Information:

VIA Pharmaceuticals, Inc.

James G. Stewart

Senior Vice President and Chief Financial Officer

415.283.2204

The Trout Group

Ian Clements / Lauren Glaser – San Francisco

415.392.3385

Brian Korb – New York City

646.378.2923

# # #